Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to Registration Statement No. 333-228732 on Form S-4 of Dominion Energy, Inc. of our reports dated February 27, 2018, relating to the consolidated financial statements of Dominion Energy Midstream Partners, LP and its subsidiaries and the effectiveness of internal control over financial reporting of Dominion Energy Midstream Partners, LP, included in its Annual Report on Form 10-K for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the consent statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

January 4, 2019